Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated February 15, 2012

BUNL PowerShares DB German Bund Futures ETN
BUNT PowerShares DB 3x German Bund Futures ETN

ETN and index data as of December 31, 2011

Description
The PowerShares DB German Bund Futures Exchange Traded Notes (BUNL) and
PowerShares DB 3x German Bund Futures Exchange Traded Notes (BUNT)
(collectively, the "PowerShares DB German Bund Futures ETNs," or the "ETNs")
are the [] rst exchange-traded products to provide investors with leveraged or unleveraged exposure to the U.S. dollar value of the returns of a German bond futures index.

The PowerShares DB German Bund Futures ETNs are based on the DB USD Bund
Futures Index (the "Bund Futures Index") which is intended to measure the performance of a long position in Euro-Bund Futures.

PowerShares DB German Bund Futures
ETN and Index Data
Ticker symbols
German Bund Futures                      BUNL
3x German Bund Futures                   BUNT
Intraday indicative value symbols
German Bund Futures                    BUNLIV
3x German Bund Futures                 BUNTIV
CUSIP symbols
German Bund Futures               25154W506
3x German Bund Futures            25154W407
Details
ETN price at inception                 $20.00
Inception date                     3/22/2011
Maturity date                      3/31/2021
Yearly investor fee (BUNL)              0.50%
Yearly investor fee (BUNT)              0.95%
Leverage reset frequency              Monthly
Listing exchange                    NYSE Arca
DB USD Bund Futures Index          DBBNBUNL
Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

ETN History(1) (Growth of $10,000 since March 22, 2011)
[] BUNL (Long) [] BUNT (3X Long)
$15k
$14k
$13k
$12k
$11k                                                                     $14,757
$10k                                                                     $11,421
-------------- ---- ------------ ---- ----------------- ---- ----- ----- -------
$9k
     3/11 4/11 5/11 6/11         7/11 8/11              9/11 10/11 11/11 12/11

ETN Performance and Index History (%)(1)
                                                         ETN
                                       1 Year 2 Year Inception
ETN Performance
German Bund Futures                        --     --   14.21
3x German Bund Futures                     --     --   47.57
Index History
Bund Futures Index                     12.35      --   14.67
Comparative Indexes(2)
S and P 500                                 2.11      --   -1.46
Barclays Capital U.S. Aggregate         7.84      --    7.09

Source: Invesco PowerShares, Bloomberg L.P.
(1) ETN performance [] gures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information.
ETN Performance is based on a combination of three times the monthly returns, for the 3x German Bund Futures ETNs, or the monthly returns, for the German
Bund Futures ETNs, from the Bund Futures Index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States
Treasury bills on a rolling basis.
The inception date of the Bund Futures Index is September 20, 2010. Index history does not re[] ect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS.

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@PowerShares

BUNL PowerShares DB German Bund Futures ETN
BUNT PowerShares DB 3x German Bund Futures ETN

ETN data as of December 31, 2011
--------------------------------- -------
Volatility (%)(1,2)
                            Long  3x Long
Since ETN Inception         7.44   21.84
--------------------------- ----- -------
Historical Correlation(1,2)
Since ETN Inception
                            Long  3x Long
S and P 500                     -0.52  -0.52
Barclays
   Capital U.S.
   Aggregate                0.60    0.60

What are the PowerShares DB German Bund Futures ETNs?
The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch that are linked to the month-over-month performance of the DB USD Bund
Futures Index.

The DB USD Bund Futures Index is intended to measure the performance of a long position in Euro-Bund Futures. The underlying assets of Euro-Bund Futures are
Federal Republic of Germany- government issued debt securities ("Bunds") with a remaining term to maturity of not less than 8 years and 6 months and not more than 10 years and 6 months as of the futures contract delivery date. The returns of each ETN are obtained by combining the returns of the relevant futures index with the returns of the TBill index, less investor fees.
Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 50,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

Bene[]ts and Risks of PowerShares DB German Bund Futures ETNs
Bene[]ts                                Risks
[]  Leveraged or unleveraged long notes [] Non-principal protected
[]  Relatively low cost                 [] Leveraged losses
[]  Intraday access                     [] Subject to an investor fee
[]  Listed                              [] Limitations on repurchase
                                        [] Concentrated exposure
                                        [] Credit risk of the issuer
                                        [] Issuer call right

(2) The S and P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a speci[] ed group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, []
xed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of index returns.

Deutsche Bank AG, London Branch has [] led a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents
[] led by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983
0903 | 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:
Each security offers investors exposure to the month-over-month performance of its respective Index measured from the [] rst calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective
Index during the term of the ETNs. The German Bund Futures ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged investment results by means of securities that reset their exposure monthly, resulting in the compounding of monthly returns.
Investing in the ETNs is not equivalent to a direct investment in the index or index components. The principal amount is also subject to the monthly application of the investor fee, which can adversely affect returns. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Signi[] cant adverse monthly performances for your ETNs may not be offset by any bene[] cial monthly performances.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London
Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversi[] cation, uncertain principal repayment, trade price [] uctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your
ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the ETNs is zero, your Investment will expire worthless. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.
The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as speci[] ed in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs.
Sales in the secondary market may result in losses.
The ETNs provide concentrated exposure to Euro-Bund futures contracts. The market value of the ETNs may be in[] uenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions, each in the U.S. or Germany.
The 3x German Bund Futures ETN is a leveraged investment. As such, it is likely to be more volatile

than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.
PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.
Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its af[] liate, Invesco PowerShares Capital Management
LLC. Invesco Distributors, Inc. will be compensated by Deutsche Bank or its af[] liates for providing these marketing services. Neither Invesco
Distributors, Inc. or Invesco PowerShares Capital Management LLC are af[]
liated with Deutsche Bank.
An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing.
An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors"
in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.
Not FDIC Insured -- No Bank Guarantee -- May Lose Value This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

[C] 2012 Invesco PowerShares Capital Management LLC P-DBBU-ETN-PC-1-E 01/12

                                 800 983 0903 | 877 369 4617
powersharesetns.com | dbfunds.db.com/notes twitter: @PowerShares